Exhibit 99.1

Wingstop Inc. Announces Appointment of New Independent Board Member

Experienced Public Company Director and Former McDonald’s Global Executive

Lynn Crump-Caine Joins Wingstop Board of Directors

DALLAS, January 3, 2017 (GLOBE NEWSWIRE) — Wingstop Inc. (NASDAQ: WING), the award-winning wing concept with more than 900 locations worldwide, today announced the appointment of seasoned public company director and former McDonald’s executive Lynn Crump-Caine to its board of directors. In her thirty-year career with McDonald’s Corporation, Ms. Crump-Caine held multiple executive roles, most recently serving as Executive Vice President of Worldwide Operations, where she lead the development of McDonalds real estate growth strategy, global supply chain, standards, and systems for over 31,000 restaurants, worldwide. Since leaving McDonald’s, Ms. Crump-Caine gained considerable public company board experience serving as an Independent Director for G&K Services (Nasdaq: GK) and Krispy Kreme Doughnuts, Inc.

“Lynn Crump-Caine’s impressive career in restaurant franchising and her significant boardroom experience make her an ideal addition to the Wingstop Board of Directors. We are proud to welcome her,” said Charlie Morrison, Wingstop President and CEO. “With her broad range of experience and business acumen, Lynn will significantly contribute to the strength of our board and help guide our future growth.”

“I am honored to join the Wingstop Board of Directors and to be a part of such an innovative, growth-oriented brand,” said Lynn Crump-Caine. “I look forward to working with this dynamic team of leaders, and helping to influence the company’s strategic goals and growth.”

In 2005, Ms. Crump-Caine founded Outsidein Consulting, a premier executive coaching and consulting firm focused on leadership development and management strategy. Additionally, her private and non-profit board positions include Thrivent Financial and Advocate Health Care. Her past directorships have included Ronald McDonald House Charities, the Goodman Theater in Chicago, and Women Looking Ahead news magazine.    She is a recipient of the McDonald’s President Award, the top honor given by senior management for employee performance, and has been recognized as Dollars and Sense Outstanding Business Woman, Illinois Business Women of Influence – Business Ledger, Women Looking Ahead – Woman of the Year, and Outstanding Georgia Citizen. Ms. Crump-Caine is also a member of Women Corporate Directors (WCD) and National Association of Women Business Owners (NAWBO).

About Wingstop:

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ: WING) operates and franchises 949 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, and the United Arab Emirates. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including hand-cut, seasoned fries. Having grown its domestic same-store sales for 12 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop has been designated a certified Great Place to Work® (2016) and was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Media Contact:

Joy Murphy, ICR

joy.murphy@icrinc.com

646.277.1242

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